As filed with the Securities and Exchange Commission on December 9, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CI&T Inc.

(Exact name of registrant as specified in its charter)

The Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7371

(Primary Standard Industrial Classification Code Number)

R. Dr. Ricardo Benetton Martins, 1,000

Pólis de Tecnologia-Prédio 23B,

Campinas-State of São Paulo

13086-902- Brazil

+55 19 21024500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Incentive Equity Award Agreements (for Stand-Alone Grants)

(Full title of the Plan)

CI&T Inc.

630 Freedom Business Center

3rd Floor 181

King of Prussia, PA 19406

Phone: +1 (610) 482-4810

Fax: +1 (267) 775-3347

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Gary J. Simon

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

+1 (212) 837-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer

Non-accelerated filer	x	Smaller reporting company

Emerging growth Company	x

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

On October 14, 2022, the Registrant entered into an Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among the Registrant, Ntersol LLC (“Seller”), Ntersol Consulting, LLC (the “Company”), the members of Seller (the “Members”) including Anthony Jenkins as a Member and as representative of the Members, and CI&T, Inc., a Pennsylvania corporation and a subsidiary of the Registrant (“Buyer”), pursuant to which Buyer agreed to acquire from Seller all of the membership interests in the Company.  Pursuant to the Purchase Agreement, if closing occurs, the Registrant will grant restricted stock units (“RSUs”) to certain individuals identified in the Purchase Agreement by executing incentive equity award agreements on the date of the closing (the “Incentive Equity Award Agreements” or “Award Agreements”). The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering up to 1,399,998 of its Class A common shares, par value US$0.00005 per share (the “Class A Common Shares”) underlying the RSUs to be granted pursuant to the Award Agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Commission on April 22, 2022 (File No. 001-41035).

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Prospectus dated November 9, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act.

(c)	The description of the Registrant’s Class A common shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41035) filed with the Commission on November 8, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3. Incorporation of Documents by Reference”, nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Articles of Association provide that each of its directors or officers shall be indemnified out of the assets of the registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”)) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Registrant or the Registrant’s affairs in any court whether in the Cayman Islands or elsewhere.

The Registrant intends to enter into indemnification agreements with its directors and executive officers, pursuant to which the Registrant will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by the Registrant in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, the Registrant’s obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. Also, the Registrant expects to maintain director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference in this Item 8.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campinas, State of São Paulo, Brazil, on December 9, 2022.

CI&T Inc.

By:	/s/ Cesar Nivaldo Gon
Name: Cesar Nivaldo Gon
Title: Chief Executive Officer

By:	/s/ Stanley Rodrigues
Name: Stanley Rodrigues
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cesar Nivaldo Gon and Stanley Rodrigues each of them, individually, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Cesar Nivaldo Gon Cesar Nivaldo Gon	Chief Executive Officer (principal executive officer) and Director	December 9, 2022

/s/ Stanley Rodrigues Stanley Rodrigues	Chief Financial Officer (principal financial officer and principal accounting officer)	December 9, 2022

/s/ Fernando Matt Borges Martins Fernando Matt Borges Martins	Director	December 9, 2022

/s/ Brenno Raiko de Souza Brenno Raiko de Souza	Chairman	December 9, 2022

/s/ Eduardo Campozana Gouveia Eduardo Campozana Gouveia	Director	December 9, 2022

/s/ Patrice Philippe Nogueira Baptista Etlin Patrice Philippe Nogueira Baptista Etlin	Director	December 9, 2022

/s/ Silvio Romero de Lemos Meira Silvio Romero de Lemos Meira	Director	December 9, 2022

/s/ Maria Helena dos Santos Fernandes de Santana Maria Helena dos Santos Fernandes de Santana	Director	December 9, 2022

/s/ Carla Alessandra Trematore Carla Alessandra Trematore	Director	December 9, 2022

/s/ Bruno Guiçardi Neto Bruno Guiçardi Neto	Authorized Representative in the United States	December 9, 2022

Index to Exhibits

Exhibit No.	Description of Exhibit

3.1	Memorandum and Articles of Association of CI&T Inc. (incorporated by reference to Exhibit 3.1 filed with Registrant’s Registration Statement on Form F-1, as amended (File No. 333-260294)).‡

4.1	Form of Incentive Equity Award Agreement.*

5.1	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands Counsel of CI&T Inc., as to the validity of the Class A common shares.*

23.1	Consent of Maples and Calder (Cayman) LLP, Cayman Islands Counsel of CI&T Inc. (included in Exhibit 5.1).*

23.2	Consent of KPMG Auditores Independentes relating to the consolidated financial statements of CI&T Inc.*

24.1	Power of Attorney (included as part of the signature page of the Registration Statement).*

107	Filing Fee Table.*

* Filed herewith

‡ Incorporated herein by reference